CERTIFICATE OF AMENDMENT OF
                       THE CERTIFICATE OF INCORPORATION OF
                                    XRG, INC.


     XRG, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter "Corporation"), DOES HEREBY CERTIFY:


     That the following amendment to the Corporation's Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, written consent of the shareholders and the board of directors of the Corporation adopting such amendment having been obtained on December 28, 2001, in accordance with Section 228 and Section 141 of the Delaware General Corporation Law:

              Article FOURTH is amended to read in its entirety as follows:

              FOURTH: The Corporation shall be authorized to issue a total of 20,000,000 shares of two classes of capital stock to be designated respectively common stock ("Common Stock") and preferred stock ("Preferred Stock"). The total number of shares of Common Stock the Corporation shall have authority to issue is 15,000,000 shares, par value $.001 per share, and the total number of shares of Preferred Stock the Corporation shall have authority to issue is 5,000,000 shares, par value $.001 per share. The Preferred Stock authorized by this Certificate of Incorporation shall be issued in series. The Board of Directors of the Corporation is authorized to establish series of Preferred Stock and to fix, in the manner and to the full extent provided and permitted by law, the rights, preferences and limitations of each series of the Preferred Stock and the relative rights, preferences and limitations between or among such series. The Board of Directors of the Corporation is also authorized to establish the voting rights of Common Stock.


     IN WITNESS WHEREOF, the undersigned does hereby certify under penalties of perjury that this Certificate of Amendment is the act and deed of the

Corporation and the facts stated herein are true.


Dated:  December 28, 2001

                                         XRG, INC.,
                                         a Delaware corporation

                                         By:
                                          --------------------------------
                                            Kevin P. Brennan
                                            President

ATTEST:

         ---------------------------
         Donald G. Huggins, Jr.
         Secretary